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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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[   ]  Preliminary Proxy Statement      [  ]  Confidential, For Use of the
[   ]  Definitive Proxy Statement          Commission Only (as permitted
[   ]  Definitive Additional Materials     by Rule 14a-6(e)(2))
[ X ]  Soliciting Material Pursuant to
       Rule 14a-12

                                  PROVANT, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Distinguished Technology Entrepreneur and Executive Named to Alternative Slate
of Directors of Provant

NEW YORK-August 15, 2001

Christopher Greendale, a long time technology entrepreneur and executive, has been named by the Provant Committee to Restore Shareholder Value as one of its nominees for the alternative slate of directors of Provant, Inc. (NASDAQ: POVT). Mr. Greendale is the fourth of what will be a diverse and world-class alternative slate of directors. Joseph Alibrandi, former Chairman and CEO of Whittaker Corp., James Perkins, former Senior Vice President and Chief Personnel Officer of Federal Express, and Brian Sellstrom, former Chairman and CEO of AchieveGlobal, were recently named to the alternative slate of directors. Mr. Sellstrom was also named as the Committee's choice for Provant CEO.

Mr. Greendale has for the last 4 years been an independent venture capitalist. He has invested in and sat on numerous boards of information technology and consulting companies ranging from start-ups to publicly traded companies. He was a founder and former Executive Vice President of Sales and Marketing of Cambridge Technology Partners, a firm that pioneered the deployment of new methodologies in systems integration. Recently Mr. Greendale has served as a director of Clarify, a $200 million NASDAQ quoted software company, sold to Nortel Networks, and of Breakaway Solutions, a $100 million systems integration company, where he was Chairman. He has worked as a board member with a wide variety of new media and technology companies, including Internet Capital Group, from their earliest stages; many of these have subsequently been acquired to create the building blocks of what are now major and/or publicly quoted companies. He currently sits on the boards of several private technology companies.

"We are delighted that Chris is joining our slate for the Provant Board," a spokesperson said. "Chris has a long track record of fostering and directing the innovative application of information technology in the companies with which he has worked. We are strongly of the opinion that information technology, effectively applied, is a critical component of creating, maintaining and delivering industry leading training and workplace performance improvement products and services in the 21st century."

"I am excited at the prospect of working with Provant to explore ways in which new technologies will impact the workplace performance improvement sector and to discover how technology can leverage the Company's substantial assets and competencies," said Greendale. "My experience helping firms implement new methods and technologies to create superior client solutions and products indicates that Provant has significant untapped potential that technology can help realize. I have a longstanding personal interest in the application of technology to education and training, and I look forward to applying it immediately at Provant."

Mr. Greendale's full biography can be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com, by calling Epic Partners at (646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made today.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A being filed by the Committee with the SEC today pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.